Exhibit 4.1
Form of Note
USG CORPORATION
7.750% Senior Note due 2018
[Global Securities Legend]
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-1	U.S.$500,000,000
CUSIP No.: 903293 AS 7
ISIN No.: US903293 AS 74
     USG Corporation, a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal amount set forth above (which shall not exceed $500,000,000) on January 15, 2018, and to pay interest thereon from September 27, 2007 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on January 15 and July 15 in each year, commencing January 15, 2008, at the rate of 7.750% per annum, or as may be adjusted pursuant to the terms hereof, until the principal hereof is paid or made available for payment.
     The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the regular record date for such interest, which shall be the January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such interest payment date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular record date and may either be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
     Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security register or by wire transfer to an account maintained by the Person entitled thereto as specified in the Security register, provided that such Person shall have given the Trustee written wire instructions at least five Business Days prior to the applicable interest payment date.
     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
[Signatures appear on next page]

     IN WITNESS WHEREOF, USG Corporation has caused this instrument to be duly signed.

USG CORPORATION
By:
	Name:	Richard H. Fleming
	Title:	Executive Vice President and Chief Financial Officer

By:
	Name:	Ellis A. Regenbogen
	Title:	Corporate Secretary and Associate General Counsel

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the Securities of the Series designated herein and referred to in the within-mentioned Indenture.

Wells Fargo Bank, National Association, as Trustee
By:
Name:
Title:

Dated:

[FORM OF REVERSE SIDE OF SECURITY]
7.750% Senior Note due 2018
     Section 1. Indenture
     The Company issued the Securities under an Indenture, dated as of November 1, 2006, as supplemented (the “Indenture”), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all terms and provisions of the Indenture, and Securityholders are referred to the Indenture and the Trust Indenture Act for a statement of such terms and provisions.
     The Securities are senior unsecured obligations of the Company initially limited to $500,000,000 aggregate principal amount at any one time outstanding, except for Securities authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, Securities pursuant to Sections 2.8, 2.9, 2.11 or 8.5 of the Indenture.
     Section 2. Interest Rate Adjustment
     The interest rate payable on the Securities will be subject to adjustments from time to time if any of Moody’s Investor Services, Inc. (“Moody’s”), or Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. (“S&P”) or any Substitute Rating Agency (as defined below) downgrades (or subsequently upgrades) the debt rating assigned to the Securities, as set forth in this Section 2.
     If the rating of the Securities from Moody’s, S&P or any Substitute Rating Agency that rates the Securities (collectively, the “Rating Agencies”) is decreased to a rating set forth in the following table with respect to that Rating Agency, the per annum interest rate on the Securities will increase from 7.750% per annum by the percentage set forth opposite that rating:

Moody’s*	Percentage	S&P	Percentage

Ba2	0.25%	BB	0.25%
Ba3	0.50%	BB-	0.50%
B1	0.75%	B+	0.75%
B2 or below	1.00%	B or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.
     If at any time the interest rate on the Securities has been adjusted upward as a result of a decrease in a rating by a Rating Agency and that Rating Agency subsequently increases its rating with respect to the Securities to any of the threshold ratings set forth above, the per annum interest rate on the Securities will be decreased such that the per annum interest rate equals 7.750% per annum plus the percentage set forth opposite the rating in effect immediately following the increase in the table above; provided that if Moody’s or any Substitute Rating Agency subsequently increases its rating of the Securities to “Ba1” (or its equivalent if with respect to any Substitute Rating Agency) or higher or S&P or any Substitute Rating Agency subsequently increases its rating of the Securities to “BB+” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the interest rate on the Securities will be decreased to the per annum interest rate of 7.750% per annum.
     No adjustment in the interest rate of the Securities shall be made solely as a result of a Rating Agency ceasing to provide a rating. If at any time less than two Rating Agencies provide a rating of the Securities, the Company will use its commercially reasonable efforts to obtain a rating of the Securities from another nationally recognized statistical rating organization, to the extent one exists, and if another nationally recognized statistical rating organization rates the Securities (such organization, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the per annum interest rate on the Securities pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the Securities but which has since ceased to provide such rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s and S&P in such table and (c) the per annum interest rate on the Securities will increase or decrease, as the case may be, such that the interest rate equals 7.750% per annum plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the table above (taking into account the provisions of clause (b) above). For so long as (i) only one Rating Agency provides a rating of the Securities, any increase or decrease in the interest rate of the Securities necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the table above and (ii) no Rating Agency provides a rating of the Securities, the interest rate on the Securities will increase to, or remain at, as the case may be, 2.00% above 7.750% per annum.
     Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s, S&P or any Substitute Rating Agency, shall be made independent of any and all other adjustments. In no event shall (1) the per annum interest rate on the Securities be reduced below 7.750% per annum or (2) the total increase in the per annum interest rate on the Securities exceed 2.00% above 7.750% per annum.
     If any Rating Agency decreases or increases its rating of the Securities resulting in an adjustment to the per annum interest rate on the Securities pursuant to this Section 2, the Company shall notify the Trustee of such rating decrease or increase and interest rate adjustment no later than the earlier to occur of (a) the Business Day prior to the next interest payment date following public announcement of such rating decrease or increase by such Rating Agency and (b) the second Business Day following a public announcement of such rating decrease or increase by such Rating Agency.
     Any interest rate increase or decrease described above will take effect on the next Business Day after the rating change has occurred.
     The interest rates on the Securities will permanently cease to be subject to any adjustment pursuant to this Section 2 (notwithstanding any subsequent decrease in the ratings by any Rating Agency) if the Securities become rated “Baa2” (or its equivalent) or higher by Moody’s (or any

Substitute Rating Agency) and “BBB” (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if only rated by one Rating Agency, in each case with a stable or positive outlook.
     Section 3. Redemption
     The Securities may be redeemed, in whole or in part, at the option of the Company at any time or from time to time. The redemption price for the Securities to be redeemed on any redemption date will be equal to the greater of the following amounts:
•	100% of the principal amount of the Securities to be redeemed and

•	the sum of the present values of the remaining scheduled payments of principal of and interest on the Securities to be redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date. The Company shall provide to the Trustee within two Business Days of the redemption date an updated notice that reflects the redemption price to be used, which shall include the calculation of the redemption price attached thereto.
     Notwithstanding the foregoing, installments of interest on Securities that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the Holders as of the close of business on the relevant record date. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Securities that would be utilized at the time of selection in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.
     “Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker is unable to obtain five such Reference Treasury Dealer Quotations, the average of all such quotations obtained by the Independent Investment Banker.
     “Independent Investment Banker” means either Banc of America Securities LLC or J.P. Morgan Securities Inc., and their respective successors, or, if both firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after approval by the Company.

     “Reference Treasury Dealer” means (1) each of Banc of America Securities LLC and J.P. Morgan Securities Inc., or their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) the Company will substitute another Primary Treasury Dealer and (2) any three other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with the Company.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
     “Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the heading “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the term of the Securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.
     Section 4. Repurchase Upon Change of Control Triggering Event
     If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Securities as provided in Section 3 above, the Company shall make an offer to each Securityholder to repurchase all or any part (in integral multiples of $1,000) of that Securityholder’s Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of Securities repurchased plus any accrued and unpaid interest on the Securities repurchased to the date of purchase. Within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall mail a notice to each Securityholder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase Securities on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

     The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 4, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4 or the Indenture by virtue of such conflict.
     The Company shall, to the extent lawful:
•	on the Change of Control Triggering Event payment date, accept for payment all Securities or portions of Securities properly tendered pursuant to the aforementioned offer;

•	at any time on or prior to the Change of Control Triggering Event payment date, deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Securities or portions of Securities properly tendered; and

•	on the Change of Control Triggering Event payment date or the Business Day immediately following such date, deliver or cause to be delivered the Securities properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Securities being purchased by the Company.
     The Paying Agent shall promptly mail to each Securityholder of Securities properly tendered the purchase price for the Securities, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Securityholder a new Security equal in principal amount to any unpurchased portion of any Securities surrendered; provided, that each new Security will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.
     The Company shall not be required to make an offer to repurchase the Securities upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer.
     “Below Investment Grade Rating Event” means the Securities are rated below Investment Grade by both Covered Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by either of the Covered Rating Agencies); provided, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed to constitute a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Covered Rating Agency or Covered Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its or the Company’s request that the ratings reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
     “Change of Control” means the occurrence of any of the following:
     (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of its subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its subsidiaries;
     (2) the adoption of a plan relating to the Company’s liquidation or dissolution;
     (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or
     (4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock, measured by voting power rather than number of shares.
     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
     “Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Securities; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).
     “Covered Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.
     “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional Covered Rating Agency or Covered Rating Agencies selected by the Company.

     “Moody’s” means Moody’s Investor Services Inc.
     “S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
     “Voting Stock” means, with respect to any Person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     Section 5. Sinking Fund
     The Securities are not subject to any sinking fund.
     Section 6. Denominations; Transfer; Exchange
     The Securities are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Securities in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption or to transfer or exchange any Securities for a period of 15 days prior to the mailing of a notice of redemption of Securities to be redeemed.
     Section 7. Persons Deemed Owners
     The registered Holder of this Security may be treated as the owner of it for all purposes.
     Section 8. Unclaimed Money
     If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.
     Section 9. Discharge and Defeasance
     Subject to certain conditions as set forth in the Indenture, the Company at any time may terminate some of or all its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.
     Section 10. Trustee Dealings with the Company
     Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its affiliates and may otherwise deal with the Company or its affiliates with the same rights it would have if it were not Trustee.
     Section 11. No Recourse Against Others
     A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.
     Section 12. Authentication
     This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.
     Section 13. Governing Law
     THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     Section 14. CUSIP Numbers
     Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
     The Company will furnish to any Holder of Securities upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Security.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE
OR REGISTRATION OF TRANSFER OF SECURITIES
     This Certificate relates to $_________ principal amount of Securities held in (check applicable space) ___ book-entry or ___ definitive form by _____________________ (the “Transferor”).
The Transferor (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Security held by the Depositary a Security or Securities in definitive, registered form of authorized denominations in an aggregate principal amount equal to its beneficial interest in such Global Security (or the portion thereof indicated above); or

☐	has requested the Trustee by written order to exchange or register the transfer of a Security or Securities.

[INSERT NAME OF TRANSFEROR]

Dated:

By:

SCHEDULE OF EXCHANGES
     The following exchanges of a part of this Book-Entry Security have been made:

		Amount of increase in	Principal Amount of this	Signature of
	Amount of decrease in	Principal Amount of	Book-Entry Security	authorized signatory
Date of	Principal Amount of	this Book-Entry	following such decrease	of Trustee or
Exchange	this Book-Entry Security	Security	(or increase)	Security Custodian

ASSIGNMENT FORM
To assign this Security, fill in the form below:
I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint ________________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Security.